Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-138881 and 333-141821

Prospectus Supplement No. 3 dated April 3, 2007
(to Prospectus dated February 8, 2007)

23,870,000 SHARES
CURRENCYSHARESSMJAPANESE YEN TRUST

        This Prospectus Supplement No. 3 amends and supplements our prospectus dated February 8, 2007 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus. This Prospectus Supplement No. 3 supersedes and replaces in their entirety Prospectus Supplement No. 1 dated February 15, 2007 and Prospectus Supplement No. 2 dated March 7, 2007.

        On April 2, 2007 the CurrencySharesSM Japanese Yen Trust filed a Form S-1 registration statement pursuant to Rule 462(b) and General Instruction V of Form S-1, both as promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Form S-1 registered an additional 3,870,000 Shares which are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. All references in the Prospectus to the aggregate number of Shares registered by the registrant, which was previously 20,000,000 Shares, shall now read 23,870,000 Shares.

        Under the heading “Creation and Redemption of Shares” on page 32 of the Prospectus, the third full paragraph, third sentence states: “As of the date of this prospectus, Goldman Sachs Execution and Clearing, L.P. has signed a Participant Agreement, and upon the effectiveness of its Participant Agreement, may create and redeem Baskets.” This sentence is hereby replaced with the following sentence: “As of April 3, 2007, Goldman Sachs Execution & Clearing, L.P., Goldman Sachs & Co. and Merrill Lynch Professional Clearing Corp. have each signed a Participant Agreement and, upon effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        All of the other portions of the Prospectus shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is April 3, 2007